Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

5 Year Autocallable Securities Linked to SPXF4EV6

Preliminary Terms

This summary of terms is not complete and should be read with the preliminary pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	The S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER (ticker: “SPXF4EV6”) (the “Index”)
Pricing date:	February 24, 2026
Valuation dates:	Monthly, beginning approximately one year after issuance
Final valuation date:	February 24, 2031
Maturity date:	February 27, 2031
Final barrier value:	50.00% of the initial underlying value
Automatic early redemption:

If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium

Premium:	20.00% per annum
CUSIP / ISIN:	17332TXV6 / US17332TXV69
Initial underlying value:	The closing value on the pricing date
Final underlying value:	The closing value on the final valuation date
Underlying return:	(Final underlying value - initial underlying value) / initial underlying value
Payment at maturity (if not autocalled):

•If the final underlying value is greater than or equal to the initial underlying value:

$1,000 + the premium applicable to the final valuation date

•If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value:

$1,000

•If the final underlying value is less than the final barrier value:

$1,000 + ($1,000 × the underlying return)

If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated February 2, 2026

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Hypothetical Interim Payment per Security

Valuation Date on which the Closing Value of the Underlying Equals or Exceeds Initial Underlying Value	Premium	Hypothetical Redemption
February 24, 2027	20.00%	$1,200.00
March 24, 2027	21.6667%	$1,216.667
April 26, 2027	23.3333%	$1,233.333
May 24, 2027	25.00%	$1,250.00
June 24, 2027	26.6667%	$1,266.667
July 26, 2027	28.3333%	$1,283.333
August 24, 2027	30.00%	$1,300.00
September 24, 2027	31.6667%	$1,316.667
October 25, 2027	33.3333%	$1,333.333
November 24, 2027	35.00%	$1,350.00
December 27, 2027	36.6667%	$1,366.667
January 24, 2028	38.3333%	$1,383.333
February 24, 2028	40.00%	$1,400.00
March 24, 2028	41.6667%	$1,416.667
April 24, 2028	43.3333%	$1,433.333
May 24, 2028	45.00%	$1,450.00
June 26, 2028	46.6667%	$1,466.667
July 24, 2028	48.3333%	$1,483.333
August 24, 2028	50.00%	$1,500.00
September 25, 2028	51.6667%	$1,516.667
October 24, 2028	53.3333%	$1,533.333
November 24, 2028	55.00%	$1,550.00
December 26, 2028	56.6667%	$1,566.667
January 24, 2029	58.3333%	$1,583.333
February 26, 2029	60.00%	$1,600.00
March 26, 2029	61.6667%	$1,616.667
April 24, 2029	63.3333%	$1,633.333
May 24, 2029	65.00%	$1,650.00
June 25, 2029	66.6667%	$1,666.667
July 24, 2029	68.3333%	$1,683.333
August 24, 2029	70.00%	$1,700.00
September 24, 2029	71.6667%	$1,716.667
October 24, 2029	73.3333%	$1,733.333
November 26, 2029	75.00%	$1,750.00
December 24, 2029	76.6667%	$1,766.667
January 24, 2030	78.3333%	$1,783.333
February 25, 2030	80.00%	$1,800.00
March 25, 2030	81.6667%	$1,816.667
April 24, 2030	83.3333%	$1,833.333
May 24, 2030	85.00%	$1,850.00
June 24, 2030	86.6667%	$1,866.667
July 24, 2030	88.3333%	$1,883.333
August 26, 2030	90.00%	$1,900.00
September 24, 2030	91.6667%	$1,916.667
October 24, 2030	93.3333%	$1,933.333
November 25, 2030	95.00%	$1,950.00
December 24, 2030	96.6667%	$1,966.667
January 24, 2031	98.3333%	$1,983.333

If the closing value of the underlying is not greater than or equal to the initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date.

Hypothetical Payment at Maturity per Security

Assumes the securities have not been automatically redeemed prior to maturity.

Hypothetical Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity
100.00%	$2,000.00
50.00%	$2,000.00
25.00%	$2,000.00
0.00%	$2,000.00
-0.01%	$1,000.00
-25.00%	$1,000.00
-50.00%	$1,000.00
-50.01%	$499.90
-75.00%	$250.00
-100.00%	$0.00

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.

Selected Risk Considerations

•You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

•Your potential return on the securities is limited.

•The securities do not pay interest.

•You will not receive dividends or have any other rights with respect to the underlying.

•The securities may be automatically redeemed prior to maturity.

•The securities offer downside exposure, but no upside exposure, to the underlying.

•The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates.

•The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

•The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.

•The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•The issuer and its affiliates may have conflicts of interest with you.

•The U.S. federal tax consequences of an investment in the securities are unclear.

•The Index is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index.

•The Index may realize significant losses if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index.

•The Index may be adversely affected by a time lag in its volatility targeting mechanism.

•The Index may be adversely affected by a “decay” effect.

•The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost.

•The performance of the Index will be reduced by a decrement of 6% per annum.

•The Index may not fully participate in any appreciation of the Underlying Futures Index.

•The Index may perform less favorably than it would if its volatility targeting mechanism were based on an alternative volatility measure, such as actual realized volatility, rather than implied volatility.

•The Index may significantly underperform the S&P 500® Index.

•The Index has limited actual performance information.

•An affiliate of ours participated in the development of the Index.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.